Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between GREGORY A. GEHLMANN, an individual residing at 9748 Tiffany Hill Court, Cincinnati, OH 45241 (“Consultant”), and FIRST FINANCIAL BANK, N.A., a national association, located at 300 High Street, Hamilton, Ohio 45011 (the “Company”).

WHEREAS, the Consultant has agreed to serve as a consultant providing analytical, investigative, legal, risk management, research and/or related services as requested by the Company in accordance with the terms and conditions set forth herein; and

WHEREAS, the Company has agreed to accept the Consultant’s services in exchange for its obligations under this Agreement.

NOW, THEREFORE, in consideration of the following terms, covenants, and conditions, the parties agree as follows:

1.
The term of this Agreement shall be the period commencing as of November 2, 2013     and continue until December 2, 2013 unless earlier terminated by either party, after giving ten days’ written notice to the other party; provided, however, that the Agreement shall terminate earlier upon the mutual agreement of the parties or upon the death or incapacity of the Consultant. The Agreement is renewable upon the mutual written agreement of the parties.

2.
The Consultant agrees to serve as a consultant to the Company and its affiliates and subsidiaries during the term of this Agreement by providing services described in the attached Schedule A. The Consultant agrees to use his best efforts to complete all assignments under this Agreement in a timely manner and in any event on or before December 2, 2013.

3.
The Company shall pay to Consultant the sum of $10,000.00 in exchange for Consultant providing the services described in Schedule A. This payment shall be made within 15 days of completion of the services.

4.	The Consultant is an independent consultant in the making and performance of this Agreement, and is not, and will not be construed to be an employee of the Company.

5.
The Consultant understands and agrees that he, as a non-employee of the Company, is not covered by the Company’s workers’ compensation insurance policy in the event of a work site injury and is not eligible for any other benefits (including but not limited to medical, life insurance, pension, 401(k)) provided to employees of the Company.

6.
The Consultant acknowledges that as an independent contractor, the Company will not withhold any taxes from payments made to the Consultant. Consequently, the Consultant will be responsible to account for and pay all necessary taxes, including but not limited to State and Federal income taxes, Social Security taxes, unemployment contributions, disability insurance, and any estimated payments or withholdings required for such taxes.

7.
The Consultant understands and acknowledges that during the term of this Agreement, the Consultant may acquire or has acquired knowledge of trade secrets, work product, and other confidential data of the Company. The Consultant, in order to perform his obligations under this Agreement, must necessarily acquire and utilize knowledge of such trade secrets, work product and confidential data, all of which the Consultant acknowledges are not generally known outside of the Company. The Consultant agrees to keep all such trade secrets, work product and confidential data secret and not to release such information to persons not authorized by the Company to receive such information during the term of this Agreement and at all times following its termination or expiration. Consultant furthermore, in the event the Consultant provides legal advice, such advice is subject to the attorney-client privilege.

8.
The Consultant agrees that any data, equipment, and/or materials furnished to the Consultant by or for the benefit of the Company for use hereunder will remain the property of the Company. Within ten (10) days of completion of services by the Consultant, the Consultant will return all data, equipment, and/or materials to the Company or, upon specific instructions from the Company, will dispose of or destroy the same. The Consultant will certify to the Company as to the return, disposal or destruction of all such data, equipment and/or materials pursuant to the Company’s instructions.

9.
Any work product, files or data generated under the terms of this Agreement are the property of the Company and will be delivered promptly by the Consultant to the Company in connection with each assignment pursuant to this Agreement. Upon termination of this Agreement, the Consultant will promptly deliver to the Company any such work product still in his possession, whether or not completed.

10.
The Company agrees to protect, indemnify, hold harmless and defend the Consultant from and against all losses, damages, demands, claims, suits, and other liabilities (collectively, “Claims”), including attorney fees and other expenses of litigation, asserted against the Consultant by third parties in connection with the performance of the services contemplated hereunder, or by reason of the Consultant being present on the Company’s premises (a) if the Consultant is successful with respect to such Claims or (b) if not wholly successful, then if the Consultant is determined by the Company to have acted in good faith, in what he reasonably believed to be the best interests of the Company and/or the third party or at least not opposed to its best interests and, in addition, with respect to any criminal Claim, is determined by the Company to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful.

11.
The Company, in exchange for the benefits provided by the Consultant in this Agreement, hereby irrevocably and unconditionally releases and waives on behalf of the Company, its subsidiaries and affiliates, all Claims and causes of action relating to the services performed by the Consultant hereunder asserted against the Consultant, his heirs, executors and assigns; provided, however, that the Company does not release any Claims that may accrue against the Consultant that arise out of willful misconduct on the part of the Consultant, nor does the Company waive any of its rights to seek enforcement of the provisions of this Agreement. The services shall be performed in accordance with the highest standards of professionalism and workmanship.

12.
Both parties freely and voluntarily execute this Agreement after having been apprised of all the relevant information relating to the Agreement. The Consultant acknowledges he has had the opportunity to consult legal counsel prior to the execution of this Agreement.

13.	This Agreement will be construed in accordance with the laws of the State of Ohio.

14.
If any term in this Agreement is found to be unenforceable or invalid, this shall not affect the other terms in this Agreement, all of which will continue in effect as if the unenforceable or invalid term had not been included.

15.
This Agreement and the accompanying Confidentiality Agreement set forth the entire agreement between the parties and fully supersede any and all prior agreements or undertakings between the parties. Any amendments or modifications of this Agreement must be made in writing and signed by both parties.

16.
Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail or by nationally-recognized courier service to the addresses set forth in the first paragraph hereof (and if to the Company, to the attention of the Board of Directors or a designate thereof), or as otherwise directed in writing by the parties from time to time.

17.
This Agreement may be executed in counterparts, each of which will be deemed to be an original, and all such counterparts will together constitute one and the same Agreement. Legible, executed originals received by facsimile or electronic transmission will also be deemed to be originals.

GREGORY A. GEHLMANN	FIRST FINANCIAL BANK, N.A.

/s/ Gregory A. Gehlmann	By:	/s/ Anthony M. Stollings
	Printed Name:	Anthony M. Stollings
	Title:	EVP & CFO

SCHEDULE A                    Gehlmann Consulting Agreement

1.	Services Description: Consultant will complete the services described below pursuant to the terms and conditions set forth in this Agreement.

•	ERISA matters - clean up final documents, employee materials, participation in remaining calls and documentation of decisions

•	FDIC matters - this will be a download of issues, preferably in written form, providing history, outline of issues, development of strategy and where strategy was headed on items such as

◦	IHE

◦	FHLB Indy

◦	SBA repurchase, other off balance sheet issues

◦	Indemnification requests - status, current, proposed and should be thinking about

◦	IMC wrap up

•	Other topics as agreed upon by Company and Consultant

2.	Work Location: Consultant’s home office.

3.    Expenses: The Company will reimburse the Consultant for reasonable travel and other expenses (including, but not limited to, expenses for long-distance telephone calls, copying, courier service and postage) incurred in connection with performing the services under this Agreement, in accordance with the Company’s then-applicable policies and practices. An invoice for such expenses shall be submitted to the Company’s Chief Financial Officer or a designate thereof on or before December 15, 2013. Each invoice will include:

•	description of reasonable expenses, if any, incurred during the invoiced time period in connection with services performed,

•	receipts supporting expenses incurred.

4.    Payment is due to Consultant within 30 days of receipt of a completed invoice.